Exhibit 99.1
Warwick Valley Telephone Positions for the Future
(Warwick, NY, June 6, 2006) On May 31, 2006 Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) commenced a corporate restructuring that includes a reduction in force and the discontinuance of the Company’s internally operated Help Desk. The restructuring will allow the Company to better match its workforce to the Company’s current and expected workload. The reduction in force is scheduled to occur on July 1, 2006 and affects approximately 20% of the Company’s total number of workers. Eligible individuals will receive severance packages that provide for salary continuation and certain medical benefits based on years of service with the Company. The Company has been in conversation with Local Union No. 503 of the International Brotherhood of Electrical Workers AFL-CIO (the “Union”) since May 31 regarding the planned staff reductions. Currently, the possibility of offering a Voluntary Termination Incentive Plan (“VTIP”) to their membership is being discussed. It has not yet been determined if such a plan will be offered, since that will depend in part on the outcome of the discussions with the Union.
Based on preliminary estimates for the restructuring plan, and if a VTIP cannot be agreed upon, the Company expects to incur between $250,000 and $350,000 related to one time severance payments and the continuation of medical benefits based on the length of employee’s service. The Company expects there will be no other expenses related to the restructuring into the future. Savings from the restructuring will be partially offset by additional operating costs of approximately $225,000 to $275,000 per annum relating to incremental costs required for the Company’s restructured customer service operations. Alternatively, if an agreement on a VTIP can be made, the one time severance payments associated with such a restructuring could be substantially higher depending on the number of participants who would accept such an offer and their length of service with the Company. Given this uncertainty, a reasonable estimate of the expenses associated with a VTIP cannot be made at this time.
WVT President and CEO, Herbert Gareiss, Jr. stated that, “Advancements in technology are enabling WVT to continue to deliver new and reliable services to our customers. The difficulty for WVT is that these industry changes impact our staffing needs. Force restructuring is a means for WVT to manage our operating and overhead costs and provide competitive offerings to our customers. This also allows us to position ourselves for future growth.”

Contact:	Warwick Valley Telephone Company
Herbert Gareiss, Jr.
(845) 986-8080